Exhibit 99.1

Popular Reports Adverse Arbitration Award in FDIC Dispute

San Juan, Puerto Rico – October 4, 2016 – As previously disclosed, disputes between Banco Popular de Puerto Rico (“BPPR”) and the Federal Deposit Insurance Corporation, as receiver, under the commercial loss share agreement entered into in connection with the Westernbank FDIC-assisted transaction are subject to arbitration before a review board. Popular, Inc. (NASDAQ:BPOP) announced today that the review board hearing one of the claims submitted by BPPR issued a final arbitration award denying BPPR’s request for reimbursement of approximately $55 million in shared loss claims. As a result, for the quarter ended September 30, 2016, Popular expects to recognize a pre-tax charge of approximately $55 million and a corresponding reduction to its FDIC indemnification asset.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “While we are very disappointed with this result, we will continue to actively assert our rights under the commercial loss share agreement for the benefit of our shareholders.”

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

Contact:

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)